Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Linn Energy, LLC:

We consent to the incorporation by reference in the registration statement (No. 333-131153) on Form S-8 and in the registration statements (No. 333-146120, 333-148061, and 333-148134) on Form S-3 of Linn Energy, LLC of our reports dated February 28, 2008, with respect to the consolidated balance sheets of Linn Energy, LLC as of December 31, 2007 and 2006, and the related consolidated statements of operations, unitholders’ capital (deficit), and cash flows for each of the years in the three-year period ended December 31, 2007, and all related financial statement schedules, and the effectiveness of internal control over financial reporting as of December 31, 2007, which reports appear in the December 31, 2007 annual report on Form 10-K of Linn Energy, LLC.

/s/ KPMG, LLP

Houston, Texas

February 28, 2008